UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Xos, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

XOS, INC.

SUPPLEMENT TO PROXY STATEMENT FOR
2024 ANNUAL MEETING OF STOCKHOLDERS

This Supplement, dated May 3, 2024 (this “Supplement”), supplements and amends the definitive proxy statement filed by Xos, Inc. (the “Company”) with the Securities and Exchange Commission (the “SEC”) on April 29, 2024 (the “Proxy Statement”), in connection with the Company’s Annual Meeting of Stockholders to be held on June 24, 2024 (the “Annual Meeting”). The purpose of this Supplement is to (i) correct an inadvertent error related to the 2023 target annual bonus amount of each of the Company’s Chief Operating Officer and General Counsel and Secretary, as disclosed on page 38 of the Proxy Statement. No other changes are being made to the Proxy Statement or to the matters being submitted to the stockholders at the Annual Meeting. This Supplement does not reflect events occurring after the date of the Proxy Statement or modify or update disclosures that may have been affected by subsequent events. Capitalized terms used but not otherwise defined in this Supplement have the meanings ascribed to them in the Proxy Statement. This Supplement should be read in conjunction with the Proxy Statement. This Supplement is being filed with the SEC and is being made available to stockholders on or about May 3, 2024.

Revisions to Proxy Statement

The Company hereby revises the 2023 target annual bonus amount of each of the Company’s Chief Operating Officer and General Counsel and Secretary on page 38 of the Proxy Statement to read in its entirety as follows:

The table below shows the (i) 2023 target annual bonus amount and (ii) 2023 actual payout for each of our NEOs under the annual cash bonus program:

	2023 Target Amount	Total Payout Percentage	2023 Actual Payout
Dakota Semler Chief Executive Officer	$425,000	50%	$212,500
Giordano Sordoni Chief Operating Officer	223,000	50%	111,500
Christen Romero General Counsel and Secretary	183,000	50%	91,500

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 24, 2024

This Supplement, along with the Notice of Annual Meeting of Stockholders, Proxy Statement and Company’s Annual Report on Form 10-K for the year ended December 31, 2023, are available at www.proxyvote.com and https://www.xostrucks.com/sec-filings.